EXHIBIT 99.1

FirstEnergy Corp.	For Release: Upon Receipt
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Relations Contact:
Ellen Raines	Ron Seeholzer
(330) 384-5808	(330) 384-5415

FIRSTENERGY’S OHIO UTILITIES FILE A
COMPREHENSIVE ELECTRIC SECURITY PLAN
Supports Economic Development and Energy Efficiency; Limits
Customer Price Increases to About 5 Percent Annually

AKRON, Ohio – Ohio Edison Company (Ohio Edison), The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company (Toledo Edison), electric utility companies of FirstEnergy Corp. (NYSE: FE), today filed a comprehensive Electric Security Plan (ESP) with the Public Utilities Commission of Ohio (PUCO).  The filing, which is required under Amended Substitute Senate Bill 221 (Am. Sub. SB 221), would phase in generation rates over a three-year period and incorporate the companies’ distribution rate case that was filed with the PUCO in June 2007.

Under the plan, total customer rates – including generation, transmission and distribution – would increase an average of 5.3 percent in 2009, 4 percent in 2010 and 6 percent in 2011.  Of the 2009 increase, approximately 3.2 percent is related to the companies’ pending distribution rate case.  If approved, the ESP would represent the first increase in base rates since 1990 for Ohio Edison and 1996 for CEI and Toledo Edison.

Although the percentage change in rates will vary depending on usage, the impact on a typical residential monthly bill from Ohio Edison based on 750 kilowatt-hours would be a decrease of $1.28 in 2009, followed by an increase of $3.06 in 2010 and an increase of $3.67 in 2011.  For CEI, the decrease would be $0.10 in 2009, then an increase of $3.45 in 2010 and $1.29 in 2011.  For Toledo Edison, the decrease would be $0.16 in 2009, then an increase of $3.06 in 2010 and $3.30 in 2011.

“We are pleased to offer a plan that protects customers from the kind of rate shock experienced in other states while providing for appropriate investments in system reliability,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy.  “At the same time, our company will provide up to $50 million to support energy efficiency, demand reduction and economic development and job retention programs under the plan.”

Proposed rates reflect the end of transition cost recovery for all three companies, including CEI, which was scheduled to continue collecting regulatory transition costs through 2010.

“Considering our costs to produce and deliver electricity have increased dramatically since our last base rate cases were decided more than a dozen years ago, we’ve designed a plan that provides for modest increases in electricity prices over the next three years,” said Mr. Alexander.

Other components of the comprehensive ESP include:
Generation
•
A three-year standard service generation offer for customers who choose to receive generation service from their local electric company.  The increase in base generation rates will be reduced by at least 10 percent – an amount that will be recovered over a period of up to 10 years to reduce the impact on customers.

Customer Generation Rates
Cents per kilowatt-hour (kWh)

	Base Generation Rate	Generation Deferral		Customer Generation Rate
		Cents per kWh	Percentage Decrease
2008	6.8	N/A	N/A	6.8
2009	7.5	(0.75)	(10%)	6.75
2010	8.0	(0.85)	(10.6%)	7.15
2011	8.5	(0.95)	(11.2%)	7.55

•
Individual customers – or a legislative authority that formed, or is forming, a government aggregation group on behalf of all of its customers – will have the option to waive standby charges if they choose an alternative supplier.

o	In exchange, these customers would pay market prices for generation if they return to the utility for generation service during the ESP period.

Distribution
•	Resolution of the pending distribution case – with a commitment to keep base rates in place through 2013.
•	A commitment to invest at least $1 billion in capital improvements in the companies’ energy delivery systems through 2013.

Transmission
•
Continued recovery of transmission charges from the Midwest Independent Transmission System Operator (MISO) through a rider that would be adjusted annually to reflect actual costs incurred by the utility companies to serve customers.

Support for Energy Efficiency, Jobs and Technology
•	Financial support for new programs to enhance efficiency and economic development – funding that would be provided by the company but not recovered through customer rates. This includes:
o	Up to $25 million for energy-efficiency programs through 2013.
o	Up to $25 million for economic development and job retention programs through 2013.
•	An Advanced Metering Infrastructure pilot program to support deployment of technologies that allow for time-of-day pricing and other demand-response and energy-efficiency programs.
•	A commitment to undertake a comprehensive study of the energy delivery system, including smart grid technologies and other enhancements.

Other Key Features
•	An option for the PUCO to approve a favorably priced short-term ESP that would allow more time to consider the longer-term ESP or to conduct a competitive bid, if needed.
•	An option for the PUCO to move to market-based generation pricing in 2011, if the market would provide a more favorable generation price than the ESP.

While the companies believe the ESP would be more favorable for customers overall, they also filed a Market Rate Offer (MRO) that outlines a competitive bidding process for providing retail generation service to customers if the ESP is not implemented.   The bidding would use a “slice-of-system” approach, combining all three companies’ load and dividing total customer usage into portions, called tranches, each representing approximately 100 megawatts.  An independent manager would conduct the bidding process to ensure that it is open, fair and transparent.

Additional information about the ESP and MRO is available in a Letter to the Investment Community, posted on FirstEnergy’s Web site, www.firstenergycorp.com/ir.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served, within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward-Looking Statements:  This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our, or our management’s, intents, beliefs and current expectations.  These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words.   Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, the impact of the PUCO’s rulemaking process on our Ohio utility subsidiaries’ Electric Security Plan and Market Rate Offer filings, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes including revised environmental requirements and possible greenhouse gas emissions regulation, the impact of the U.S. Court of Appeals’ July 11, 2008 decision to vacate the CAIR rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight by the Nuclear Regulatory Commission including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Supreme Court of Ohio regarding the Rate Stabilization Plan and the Rate Certainty Plan, including the deferral of fuel costs) and Met-Ed and Penelec’s transmission service charge filings with the PPUC (as well as the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Met-Ed and Penelec), the continuing availability of generating units and their ability to continue to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, changing market conditions that could affect the value of assets held in our nuclear decommissioning trust fund, pension fund and other trust funds, the ability to access the public securities and other capital markets and the cost of such capital, the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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